UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-10962	95-3797580
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2180 Rutherford Road, Carlsbad, California	92008-7328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (760) 931-1771

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On June 9, 2009, Callaway Golf Company (the “Company”) entered into a purchase agreement with Lazard Capital Markets LLC, as representative (the “Representative”) of the initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Company agreed to sell up to 1,400,000 shares of its 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, with a liquidation preference of $100 per share (the “Preferred Stock”) to the Initial Purchasers based on the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D. The global certificate for the Preferred Stock contains a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. The Initial Purchasers have represented to the Company that they have such knowledge and experience in financial and business matters and in investments of the type contemplated by the purchase agreement that allows them to evaluate the merits and risks of the purchase.

On June 15, 2009, the Company completed its offering of 1,400,000 shares of the Preferred Stock (inclusive of the Initial Purchasers’ exercise of the option to purchase an additional 150,000 shares of Preferred Stock to cover over-allotments in full) bringing the total aggregate liquidation preference of the Preferred Stock sold to $140 million. The Preferred Stock was resold by the Initial Purchasers to qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act.

The terms of the Preferred Stock provide for cumulative dividends from the date of original issue at a rate of 7.50% per annum of the $100 liquidation preference per share (equivalent to an annual rate of $7.50 per share), subject to adjustment in certain circumstances. Dividends on the Preferred Stock will be payable quarterly in arrears, beginning on September 15, 2009. Any dividends must be declared by the Company’s board of directors and must come from funds that are legally available for dividend payments.

As provided in the Certificate of Powers, Designations, Preferences and Rights of the 7.50% Series B Cumulative Perpetual Convertible Preferred Stock ($0.01 Par Value) (Liquidation Preference $100 Per Share) (the “Certificate of Designations”), the Preferred Stock will be convertible, at the holder’s option, in certain circumstances, into common stock of the Company at an initial conversion rate of 14.1844 shares of Callaway’s common stock per share of preferred stock, which is equivalent to an initial conversion price of approximately $7.05 per share.

The Company may also elect, on or prior to June 15, 2012, to mandatorily convert some or all of the Preferred Stock into shares of the Company’s common stock if the closing price of the Company’s common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion. If the Company elects to mandatorily convert any Preferred Stock, it will make an additional payment on the Preferred Stock equal to the aggregate amount of dividends that would have accrued and become payable through and including June 15, 2012, less any dividends already paid on the Preferred Stock.

Prior to June 20, 2012, the Company may not redeem the Preferred Stock. On or after June 20, 2012, the Company may redeem the Preferred Stock, at its option, in whole or in part, at a price equal to 100% of the liquidation preference, plus all accrued and unpaid dividends.

If a holder elects to convert the Preferred Stock in connection with certain specified fundamental changes that occur on or prior to June 15, 2012, the Company may be obligated to increase the conversion rate of the Preferred Stock. In addition, upon a fundamental change when the stock price of the Company’s common stock is less than $5.92, the holders may require the Company to convert some or all of the holders’ shares of Preferred Stock at a conversion rate equal to the liquidation preference of the Preferred Stock, plus all accrued and unpaid dividends, divided by 97.5% of the market price of the Company’s common stock. Nevertheless, in such circumstances, the Company would have the right to repurchase for cash some or all of the Preferred Stock that the Company would otherwise be required to convert, in such circumstances, at a price equal to 100% of the liquidation preference of the Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, such fundamental change conversion date.

The Preferred Stock has no maturity date or voting rights prior to conversion into the Company’s common stock, except in limited circumstances.

Based on the initial conversion rate, approximately 19.9 million shares of common stock would be issuable upon conversion of all of the outstanding shares of Preferred Stock. However, as provided by the New York Stock Exchange listing standards, the Company will not be able to issue 20% or more of the Company’s common stock, which equals approximately 12.9 million shares, upon conversion until the Company obtains shareholder approval to issue all shares of common stock potentially issuable upon conversion of the Preferred Stock and may be required to make a payment to holders in cash in lieu of shares upon conversion of the Preferred Stock, if permissible under the terms of the Company’s line of credit and applicable law. If the Company’s shareholders do not approve the issuance of all such shares upon conversion of the Preferred Stock or if the Company does not have a vote for such approval within 90 days of the first date of original issuance of the Preferred Stock, then the dividend rate on the Preferred Stock will be increased by 300 basis points to 10.5% per year.

The Company has agreed, subject to certain conditions, to file a registration statement relating to the registered resale of the shares of Preferred Stock and the underlying shares of common stock.

The terms of the Preferred Stock are more fully described in the Certificate of Designations. The description of the Certificate of Designations is qualified in its entirety by reference to the full text of the Certificate of Designations, which is attached as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Securityholders.

The information included in Item 3.02 and Item 5.03 of this Form 8-K regarding the Preferred Stock is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation.

On June 12, 2009, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware for the purpose of amending its Certificate of Incorporation to fix the rights, preferences, privileges, qualifications, restrictions and limitations of the Preferred Stock. The Certificate of Designations became effective upon filing, and a copy is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On June 9, 2009, the Company issued a press release entitled, “Callaway Golf Increases Size of Private Offering and Announces Pricing of $125 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock,” which is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

On June 15, 2009, the Company issued a press release entitled, “Callaway Golf Announces Successful Completion of Private Offering of $140 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock; Initial Purchasers Exercise Over-allotment Option,” which is filed herewith as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1 Certificate of Designation for 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.

4.1 Form of Specimen Stock Certificate for Common Stock.

4.2 Form of Specimen Stock Certificate for 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.

99.1 Press Release, dated June 9, 2009, captioned, “Callaway Golf Increases Size of Private Offering and Announces Pricing of $125 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.”

99.2 Press Release, dated June 15, 2009, captioned, “Callaway Golf Announces Successful Completion of Private Offering of $140 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock; Initial Purchasers Exercise Over-allotment Option.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALLAWAY GOLF COMPANY
(Registrant)

Date: June 15, 2009	By:	/s/ Bradley J. Holiday
Bradley J. Holiday
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Designation for 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.

4.1	Form of Specimen Stock Certificate for Common Stock.

4.2	Form of Specimen Stock Certificate for 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.

99.1	Press Release, dated June 9, 2009, captioned, “Callaway Golf Increases Size of Private Offering and Announces Pricing of $125 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock.”

99.2	Press Release, dated June 15, 2009, captioned, “Callaway Golf Announces Successful Completion of Private Offering of $140 Million of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock; Initial Purchasers Exercise Over-allotment Option.”